Exhibit 99.1

The First Bancorp Declares Fourth Quarter Dividend
DAMARISCOTTA, Maine - (BUSINESS WIRE) - December 19, 2019 - The Board of Directors of The First Bancorp (NASDAQ: FNLC), the parent company of First National Bank, today declared a quarterly dividend of 30 cents per share. This fourth quarter dividend is payable January 17, 2020, to shareholders of record as of January 7, 2020. Based on the December 18, 2019 closing price of $29.99 per share, the annualized dividend of $1.20 per share translates to a yield of 4.00%.
"The First Bancorp has reported strong operating results in each of the first three quarters of 2019, led by earning asset growth and increased non-interest income" noted President & Chief Executive Officer, Tony C. McKim. "The Company's Board of Directors continues to support an attractive cash dividend as an appropriate way to share these results with our shareholders."
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for First National Bank. Founded in 1864, the Bank serves Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First National Wealth Management, a division of First National Bank, provides investment management and trust services from five offices in Lincoln, Knox, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
For more information, please contact Richard M. Elder, EVP & Chief Financial Officer of The First Bancorp, at 207.563.3195 x2087.